RATIO OF EARNINGS TO FIXED CHARGES                                                                                   EXHIBIT 12
( in thousands )                                                                                         Three months ended
                                                                                                             March 31,
                                                                                                        1998             1997

EARNINGS AS DEFINED:
Earnings from operations before income taxes after
     eliminating undistributed earnings of 20%- to
     50%-owned affiliates                                                                           $   44,425       $   54,097
Fixed charges excluding capitalized interest and
     preferred stock dividends of majority-owned
     subsidiary companies                                                                               13,234            3,429

Earnings as defined                                                                                 $   57,659       $   57,526

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of
     debt issue costs                                                                               $   12,012       $    2,566
Interest capitalized                                                                                        31              203
Portion of rental expense representative
     of the interest factor                                                                              1,222              863
Preferred stock dividends of majority-owned
     subsidiary companies                                                                                   20               20

Fixed charges as defined                                                                            $   13,285       $    3,652

RATIO OF EARNINGS TO FIXED CHARGES                                                                        4.34            15.75
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